Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record First Quarter Sales

•	Net Sales Increase 18 Percent

•	Fire Service Drives 19% Increase in North American Sales

•	International Sales Increase 19%

•	Operating Income Increases 25%

PITTSBURGH, May 1, 2008 – MSA (NYSE) today announced that net sales for the first quarter of 2008 were $266.3 million compared with $225.9 million for the first quarter of 2007, an increase of $40.4 million, or 18 percent. Net income for the first quarter of 2008 was $16.0 million, or 45 cents per basic share, compared with $16.1 million, or 45 cents per basic share, for the same quarter last year.

Sales in the company’s North American segment increased $23.7 million, or 19%, in the current quarter, primarily in the fire service market. This increase reflects improved availability of fire department funding under the U.S. Federal Government Assistance to Firefighters Grant (AFG) program and the resumption of self-contained breathing apparatus (SCBA) orders that fire departments had delayed during the second half of 2007 as manufacturers and the market made the transition to new National Fire Protection Association (NFPA) SCBA performance standards. First quarter 2008 SCBA sales were up $14.8 million. Sales of thermal imaging cameras and fire helmets increased $3.9 million in the first quarter of 2008. MSA’s shipments of Advanced Combat Helmets to the U.S. military and of the CG634 helmet to the Canadian Forces were $4.1 million and $4.2 million higher, respectively, in the current quarter. Continued strength in North American construction and industrial markets was reflected in sales of head protection products, which improved $1.6 million in the current quarter. These sales increases were partially offset by lower shipments of gas masks and closed–circuit breathing apparatus.

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Sales in the International segment improved by $9.3 million, or 19%, in the current quarter. The sales increase was primarily in South Africa, Latin America, and Australia, where local currency sales were up $2.9 million, $2.2 million, and $1.0 million, respectively. The improvement in South Africa was due to strong growth in sales to the mining industry. Currency translation effects increased International segment sales, when stated in U.S. dollars, by approximately $4.2 million.

Sales in the European segment increased $7.3 million, or 14%, in the current quarter, reflecting the favorable currency translation effects of a stronger euro. Local currency sales in Europe were slightly lower than in the same quarter last year.

Operating income (income before taxes, currency exchange losses, interest, and restructuring and other charges) was $33.8 for the first quarter of 2008, an increase of $6.7 million, or 25%, from operating income of $27.1 million in the same quarter last year.

First quarter 2008 net income in the North American segment was $3.8 million higher than in the same quarter last year, primarily due to the previously-mentioned sales increase. Net income in the International segment was up $1.0 million, on higher sales, partially offset by higher selling expenses. European segment net income was $2.4 million lower reflecting higher selling and research and development expenses. In addition, current quarter net income in Europe includes a one-time income tax charge of $0.4 million related to a recent tax law change.

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The first quarter 2008 loss of $2.8 million in reconciling items relates primarily to unrealized currency exchange losses on intercompany items that are reported at the corporate level.

“I am very pleased with our first quarter growth in sales and incoming orders for the North American fire service market,” said William M. Lambert, MSA President and COO. “As we have previously reported, our sales to the North American fire service market were depressed during the latter part of 2007 as a result of delays in the availability of federal government funding to fire departments and the transition to new SCBA standards. The new standards became effective in August 2007 and many fire departments delayed their SCBA buying decisions until breathing apparatus approved under the new standard were available for evaluation. I believe that the increase in our first quarter SCBA orders indicates that we have worked through this transition period and confirms that there is strong customer interest in our new SCBA technology.”

“I am also pleased with the progress that we continue to make in expanding our market reach and growing sales in our International segment and with the recent strength in our incoming orders in Europe,” Mr. Lambert continued. “During the first quarter, we continued to make good progress on our Project Magellan initiative to improve the efficiency of our North American manufacturing operations and with our transformation to a more fully global company. I believe we will continue to see significant progress on these initiatives throughout the remainder of the year,” Mr. Lambert concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims and our ability to collect related insurance receivables, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended March 31
	2008	2007
Net sales	$266,344	$225,939
Other income	916	401

	267,260	226,340

Cost of products sold	159,992	136,770
Selling, general and administrative	66,094	56,572
Research and development	7,352	5,927
Restructuring and other charges	1,106	234
Interest	2,494	1,993
Currency exchange losses	4,094	233

	241,132	201,729

Income before income taxes	26,128	24,611
Provision for income taxes	10,101	8,543

Net income	16,027	16,068

Basic earnings per share	$.45	$.45

Diluted earnings per share	$.44	$.44

Dividends per common share	$.22	$.18

Average number of common shares outstanding (basic)	35,540	36,013

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	March 31, 2008	December 31, 2007
Current assets
Cash and cash equivalents	$67,218	$74,981
Trade receivables, net	217,899	205,737
Inventories	178,320	155,332
Other current assets	60,754	61,000

Total current assets	524,191	497,050
Property, net	136,833	130,445
Prepaid pension cost	216,325	212,304
Goodwill	86,865	87,011
Other non-current assets	98,637	89,496

Total	1,062,851	1,016,306

Current liabilities
Notes payable and current portion of long-term debt	$69,187	$54,676
Accounts payable	55,953	50,648
Other current liabilities	103,339	103,865

Total current liabilities	228,479	209,189
Long-term debt	103,611	103,726
Pensions and other employee benefits	133,084	126,790
Deferred tax liabilities	101,058	100,934
Other non-current liabilities	12,843	13,129
Minority interests	758	1,007
Shareholders’ equity	483,018	461,531

Total	1,062,851	1,016,306

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended March 31
	2008	2007
Net sales
North America	$146,642	$122,901
Europe	60,405	53,087
International	59,297	49,951

Total	266,344	225,939

Net income
North America	$14,405	$10,601
Europe	251	2,614
International	4,180	3,229
Reconciling	(2,809)	(376)

Total	16,027	16,068

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